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                                                                  Exhibit 23.1







INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by refernece in this Registration Statement of Cardinal Health, Inc. on Form S-3 of our report dated August 16, 1994 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for income taxes), appearing in the Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP
Columbus, Ohio
January 5, 1995